EXHIBIT 10.4
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                                    TERM NOTE
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$4,000,000.00                                          Manchester, New Hampshire
                                                       October 30, 2000


MAKER'S NAME:                       PRESSTEK, INC., a Delaware corporation
ADDRESS:                            8 Commercial Street
                                    Hudson, New Hampshire 03051

Principal Amount:                   FOUR MILLION AND 00/100 DOLLARS
                                    ($4,000,000.00) ("Principal Amount")

Maturity Date:                      October 30, 2010 ("Maturity Date")

Grace Period:                       Ten (10) days

Late Charge:                        The greater of Thirty Five Dollars ($35.00)
                                    or Five percent (5%) of the overdue amount, including principal, interest, costs and any accelerated amount

Monthly Payment Date:               The first (1st) day of each month

First Monthly Payment Date:         December 1, 2000

1.      PROMISE TO PAY.

         FOR VALUE RECEIVED, PRESSTEK, INC., a Delaware corporation (the "Maker") hereby jointly and severally promises to pay to the order of CITIZENS BANK NEW HAMPSHIRE, a guaranty savings bank chartered under the laws of the State of New Hampshire, with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (the "Bank"), or to any holder, at Bank's office stated above or at such other place as Bank or any subsequent holder hereof may in writing designate, in immediately available funds and in installments as herein provided, the Principal Amount in lawful currency of the United States of America, as provided herein, but in any event at the Maturity Date, together with payments as provided herein of interest thereon from the date hereof on the Principal Amount from time to time outstanding at the Interest Rate.

         This Note evidences a borrowing of Four Million and 00/100 Dollars ($4,000,000.00) (the "Loan") pursuant to the Loan Agreement dated December 18, 1996, as amended to date by Amendments to Loan Agreement and Related Loan Documents (as amended, the "Loan Agreement") between the Maker and the Bank. Any and all terms contained and not defined herein shall have the meaning ascribed to them in the Loan Agreement.
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2.       INTEREST AND PRINCIPAL PAYMENTS.

         2.1 Interest Rate. The "Interest Rate" will be equal to a (i) a fixed rate equal to the Initial Treasury Rate (as defined below) plus 225 basis points per annum during the first five (5) Loan Years (as defined below) and (ii) a fixed rate equal to the Subsequent Treasury Rate (as defined below) plus 225 basis points per annum during the second five (5) Loan Years (as defined below) to apply to outstanding Principal Amount hereunder, all in accordance with, and subject to the limitations of, the provisions of the Loan Agreement. The applicable Interest Rate shall be established by the Bank as of two (2) Banking Days preceding the first day of the first five (5) Loan Years and shall remain in effect as so established during the first five (5) Loan Years; thereafter, two (2) Banking Days preceding the first day of the second five (5) Loan Years, the Bank shall establish the Interest Rate for the last five (5) Loan Years, which Interest Rate shall remain in effect as so established during the second five (5) Loan Years. "Initial Treasury Rate" shall mean a rate per annum (computed on the basis of actual days elapsed and a year of 360 days) equal to United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent basis) with a maturity date closest to the end of the first five (5) Loan Years, as published in the Wall Street Journal. "Subsequent Treasury Rate" shall mean a rate per annum (computed on the basis of actual days elapsed and a year of 360 days) equal to United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a bond equivalent basis) with a maturity date closest to the end of the second five (5) Loan Years, as published in the Wall Street Journal.

         2.2 Interest Payments. Interest, which has accrued during the preceding month on the outstanding Principal Amount at the Interest Rate set forth above, shall be paid monthly in arrears (i) as part of a blended payment of principal and interest as provided below on each Monthly Payment Date during the first five (5) Loan Years, commencing on the First Monthly Payment Date, and (ii) with the direct reduction principal payments as provided below on each Monthly Payment Date during the last five (5) Loan Years.

         2.3 Principal Payments. In addition to any interest payments to be made as indicated above, Maker shall repay the principal balance as follows:

         (i) During the first five (5) Loan Years, principal and interest shall be paid in sixty (60) equal monthly installments, each such installment to be in the amount of Thirt Three Hundred Thirty Three and 33/100 Dollars ($33,333.33), commencing on the First Monthly Payment Date and continuing on each successive Monthly Payment Date thereafter through the end of the first five (5) Loan Years; and

         (ii) During the second five (5) Loan Years, principal shall be paid in sixty (60) equal installments on each Monthly Payment Date, each such installment to be in the amount of one-sixtieth (1/60) of the outstanding Principal Amount as of the first day of the second five (5) Loan Years, together with a monthly payment of accrued and unpaid interest on the outstanding principal balance at the Variable Rate through each such Monthly Payment Date. All outstanding principal and accrued and unpaid interest shall be due and payable in full on the

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Maturity Date. As used herein, a "Loan Year" is the twelve (12) month period commencing on the date hereof, and on each anniversary hereof.

         2.4 Prepayments. Prepayments will be subject to the following penalty:

         An amount equal to (a) the aggregate amount of interest which would have other-wise been payable on the principal amount of the loan so prepaid through the maturity date of the loan had there been no prepayment, minus (b) the aggregate amount of interest the Bank would earn if the prepaid amount were reinvested for the period from the prepayment date to the maturity date of the loan at the Treasury Rate (as defined below). The resulting amount shall be reduced to present value calculated by using the Treasury Rate, and that amount shall be the prepayment premium due to the Bank. If the result is zero or negative, there shall be no prepayment premium. For the purposes hereof the "Treasury Rate" shall mean a rate per annum (computed on the basis of actual days elapses and a year of 360 days), equal to United States Treasury Notes or Bills (Bills on a discounted basis shall be converted to a Bond equivalent basis) with a maturity date closest to the maturity date of the loan, as published in the Wall Street Journal.

3.       COMPUTATION OF INTEREST; APPLICATION OF PAYMENTS.

         3.1 All payments by Maker hereunder shall be applied to accrued interest, principal and late and other charges in such fashion as Bank deems appropriate.

         3.2 Interest shall be computed on the actual number of days elapsed over a year of 360 days.

4.       EVENTS OF DEFAULT.

         Upon the occurrence of an Event of Default, all sums payable under this Note shall, at the option of Bank, become immediately due and payable without further notice or demand.

5.       WAIVERS.

         Maker and all sureties, endorsers and guarantors of this Note, except to the extent expressly and otherwise provided in any guarantor's guaranty of this Note, hereby (a) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note, in enforcing any of the security rights or in proceeding against any of the property covered by the Loan Documents, (b) agree to any substitution, exchange, addition or release of any such property or the addition or release of any party or person primarily or secondarily liable hereon, (c) agree that Bank shall not be required first to institute any suit, or to exhaust its remedies against Maker or any other person or party in order to enforce payment of this Note or any guarantee, (d) consent to any extension, rearrangement, renewal or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice, consent or consideration to any of them, (e) waive any defense arising out of the negligent release of any parties, and (f) agree that,

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

notwithstanding the occurrence of any of the foregoing, except as to any such person expressly released in writing by Bank they shall be and remain jointly and severally, directly and primarily, liable for all sums due hereunder and under any and all of the Loan Documents.

6.       RIGHT OF SET-OFF.

         In the event of default, or upon notice of issue of any legal process by which process any of Maker's assets in the possession of Bank may be trusteed, attached or levied upon, and in addition to the other rights contained herein, Bank shall have the immediate and unconditional right of offset against all demand deposits, accounts, certificates, securities, choses in action and all other rights or property of Maker reflecting an obligation of Bank to Maker or of any endorser, or any of them, which are then maintained with (or in existence as against) Bank ("Cash Collateral"). Maker hereby expressly grants to Bank a security interest in the said Cash Collateral pursuant to RSA 382-A:9-101 et seq.

7.       LATE PAYMENT.

         In the event a payment is not made by Maker within the Grace Period after such payment is due, Maker shall in addition to all other amounts then due pay a late charge (as liquidated damages) equal to the Late Charge defined above. Acceptance by Bank of payment of the late charge shall not be deemed a waiver of any default.

8.       GENERAL PROVISIONS.

         8.1 No delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right, or of any other right of Bank, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. No single or partial exercise of a power hereunder shall preclude other exercises thereof, or the exercise of any other power hereunder.

         8.2 Any reference herein to a party in the masculine gender shall be construed in the feminine or neuter gender, as the context may require.

         8.3 If this Note is in default, or is collected or attempted to be collected by the initiation or prosecution of any suit or through any probate or bankruptcy court, or by any other judicial proceeding, or is placed in the hands of an attorney for collection, then Maker shall pay, in addition to all other amounts owing hereunder, all collection costs, appraisal costs, court costs and reasonable attorney's fees and all other expenses incurred by Bank. Interest at the Interest Rate then in effect plus five percent (5.0%) per annum shall be deemed to continue to accrue at said rate after the occurrence of an Event of Default and from the Maturity Date hereof (whether by acceleration or otherwise, or institution of suit for collection) until this Note is paid in full.

         8.4 This Note is fully negotiable, and upon negotiation may be enforced by the Bank in accordance with its terms.

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

         8.5 This Note shall be governed exclusively by the laws of the State of New Hampshire. Maker hereby agrees that any action under this Note shall be maintained in a court of competent jurisdiction located therein, and consents to the jurisdiction of any such New Hampshire court for all purposes connected herewith. Maker consents to the jurisdiction of any court in any state in which property of Maker is located. Any action by Maker against Bank may be maintained only in the State and Federal courts in the State of New Hampshire.

         8.6 If Bank shall pay any tax, lien, insurance or other charge legally due to preserve or protect any property serving as collateral for this Note, the amount of said payment may either be added to the principal of this Note, to bear interest thereafter at the Interest Rate then in effect, or may be payable to Bank ON DEMAND, as Bank may elect. Such sums will be secured by the Loan Documents equally with the principal and interest hereof.

         8.7 In the event any payment of principal or interest received upon this obligation and paid by Maker or any guarantor, surety, co-maker or endorser, shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or otherwise, then in such event to the extent thereof, the obligation of the undersigned, or any guarantor, surety, co-maker or endorser shall, jointly and severally, survive as an obligation due hereunder and shall not be discharged or satisfied by said payment or payments, which obligation shall be payable ON DEMAND, with interest as provided herein, notwithstanding return by the Bank hereof to said parties of this original hereof or any guaranty, endorsement or the like.

         8.8 If this Note is executed by more than one party, references to the undersigned or the "Maker" include each and all of them and they shall be jointly and severally liable hereunder. This Note shall inure to the benefit of Bank, its successors, assigns, endorsees and any person to whom Bank may grant any interest in this Note, including without limitation, a participation interest by another bank or financial institution, and shall be binding upon the undersigned and the successors, assigns, heirs, executors, administrators and other legal representatives thereof; this Note is not intended to create any right or other cause of action in or on behalf of any person other than Bank, its successors, assigns, endorsees and any person to whom Bank may grant any interest in this Note.

         8.9 To the extent possible, each provision of this Note shall be interpreted in a manner as to be valid, legal and enforceable under applicable law. If any provision of this Note shall be held invalid, illegal or unenforceable, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         8.10 This Note may be extended, modified or renewed by agreement of Maker and Bank without releasing, discharging or affecting the liability of Maker or any sureties, endorsers or guarantors of this Note.

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

9.       SECURITY FOR LOAN.

         The indebtedness evidenced by this Note is secured by all of the Collateral of the Maker under the Loan Documents, including, but not limited to, mortgage and security interests granted by the Maker to the Bank on certain property located in the States of New Hampshire and Arizona, and is guaranteed pursuant to the Guaranty Agreement of Lasertel, Inc. of even date herewith, which Guaranty is secured by a Security Agreement granted by Lasertel, Inc. to the Bank on certain property located in the State of Arizona, and, pursuant to the provisions of the Loan Agreement, the security agreements referenced therein.

         IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the date first above written.

IN THE PRESENCE OF:                         MAKER:

                                            PRESSTEK, INC.


/s/ Diane L. Bourque                        By: /s/ Robert W. Hallman
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                                               Name: Robert W. Hallman
                                               Title: President and Chief
                                                      Executive Officer






















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